Astoria Financial Corporation Reports Fourth Quarter And Full Year Earnings Per Common Share Of $0.21 And $0.88, Respectively

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., Jan. 28, 2015 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Bank ("the Bank") today reported net income available to common shareholders of $21.1 million, or $0.21 diluted earnings per common share ("diluted EPS"), for the quarter ended December 31, 2014, compared to net income available to common shareholders of $18.0 million, or $0.18 diluted EPS, for the quarter ended December 31, 2013. Included in the 2014 fourth quarter results is $4.2 million ($0.04 per common share) of tax benefits recognized primarily related to the resolution of a tax matter with New York State and the related impact of changes in New York State tax legislation which was signed into law on March 31, 2014 and became effective January 1, 2015. For the year ended December 31, 2014, net income available to common shareholders totaled $87.1 million, or $0.88 diluted EPS, compared to $59.4 million, or $0.60 diluted EPS, for the year ended December 31, 2013. Included in the 2014 full year results is a reduction in income tax expense of $11.5 million ($0.12 per common share) recorded in the 2014 first quarter related to the impact of changes in New York State tax legislation, a $5.7 million loan loss release ($3.7 million, or $0.04 per common share, after tax) related to the designation of non-performing residential mortgage loans ("NPLs") as held-for-sale in the 2014 second quarter and the previously discussed $4.2 million of tax benefits. Included in the 2013 full year results is a $4.3 million prepayment charge ($2.8 million, or $0.03 per common share, after tax) related to the redemption of capital securities.

Financial Highlights

Business Banking Activity:

  Business deposits increased $280.4 million, or 43%, from December 31, 2013 to $930.5 million at December 31, 2014.

Loan Portfolio :

  Total loans increased by $41.5 million in the 2014 fourth quarter, the first growth in total loans since the 2012 second quarter.
  Multi-family/commercial real estate ("MF/CRE") mortgage loans continue to become a larger percentage of the loan portfolio, increasing to 40% of total loans at December 31, 2014 from 33% at December 31, 2013.

Net Interest Margin Expansion:

  Net interest margin increased to 2.32% for the year ended December 31, 2014, up 7 basis points or 3% from 2.25% for the year ended December 31, 2013.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the results stated, "We are pleased with the results that we have reported today. The focus we have placed on expanding business banking, including the opening of a branch in Melville, NY on December 1, 2014, continues to be rewarded as is evidenced by the growth in business deposits that we experienced in 2014. At December 31, 2014, business deposits totaled $930.5 million, having grown by $280.4 million, or 43%, from year end 2013. This strong growth in business deposits was a contributing factor in the expansion of our net interest margin by 3% year over year, despite the current low interest rate environment."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its January 26, 2015 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on March 2, 2015 to shareholders of record as of February 17, 2015. This is the seventy-ninth consecutive quarterly cash dividend declared by the Company.

Fourth Quarter and Full Year Earnings Summary
Net interest income for the quarter ended December 31, 2014 totaled $83.9 million compared to $84.6 million for the previous quarter and $86.8 million for the 2013 fourth quarter. The net interest margin for the quarter ended December 31, 2014 was 2.30%, compared to 2.31% for both the previous quarter and the 2013 fourth quarter. For the year ended December 31, 2014, net interest income totaled $342.3 million, compared to $341.9 million for the year ended December 31, 2013, and the net interest margin increased to 2.32% for the year ended December 31, 2014, up from 2.25% for the year ended December 31, 2013. Mr. Redman commented, "This is the second consecutive year that, despite the current low interest rate environment, we have increased our net interest margin."

For the quarter ended December 31, 2014, a $2.3 million loan loss release was recorded compared to a $3.0 million loan loss release recorded in the prior quarter and a $3.4 million provision for loan losses recorded in the 2013 fourth quarter. For the year ended December 31, 2014, the loan loss release totaled $9.5 million (including the $5.7 million loan loss release related to the designation of non-performing residential mortgage loans, previously discussed) compared to a $19.6 million provision for loan losses for the year ended December 31, 2013. Mr. Redman stated, "The current quarter's release reflects the improved asset quality in our loan portfolio as a result of the reductions in the balances of some of our higher risk asset classes (interest-only residential loan portfolio, pre-2008 residential portfolio, pre-2011 multi-family portfolio)."

Non-interest income for the quarter ended December 31, 2014, totaled $13.6 million, compared to $13.8 million for the previous quarter and $17.4 million for the 2013 fourth quarter. The decrease from the 2013 fourth quarter is primarily due to decreases in mortgage banking income, net, customer service fees and other operating income. Non-interest income for the year ended December 31, 2014 totaled $54.8 million compared to $69.6 million for the comparable 2013 period. The decrease for the year ended December 31, 2014 is primarily due to decreases in mortgage banking income, net, gain on sales of securities and other operating income.

General and administrative ("G&A") expense for the quarter ended December 31, 2014 totaled $70.2 million compared to $72.4 million for the previous quarter and $69.0 million for the 2013 fourth quarter. For the year ended December 31, 2014, G&A expense decreased $3.1 million to $284.4 million from $287.5 million for the 2013 comparable period. The 2013 full year included a $4.3 million prepayment charge for the early extinguishment of debt in connection with the previously discussed redemption of $125 million of capital securities. Mr. Redman commented, "Our G&A expense has not increased as we had previously anticipated, largely the result of our FDIC insurance premiums coming down more quickly than we had expected. As a result, we now believe that our G&A expense will be within a range of $70 - $73 million per quarter as we move forward."

Balance Sheet Summary
Total assets at December 31, 2014 were $15.6 billion, an increase of $179.7 million from September 30, 2014 and a decrease of $153.7 million from December 31, 2013. The increase from the prior quarter was primarily due to increases in the securities and loan portfolios. The decrease from December 31, 2013 was primarily due to a decrease in the residential mortgage loan portfolio, due in part to the sale of NPLs in the 2014 third quarter, partially offset by growth in the MF/CRE portfolio and the securities portfolio. The total loan portfolio increased $41.5 million from September 30, 2014 and decreased $484.6 million from December 31, 2013, and totaled $12.0 billion at December 31, 2014. Mr. Redman stated, "For the past several quarters we have been anticipating that our loan portfolio would reach an inflection point where the growth in the MF/CRE portfolio would more than offset the shrinkage we were experiencing in the residential portfolio resulting in net growth in the total loan portfolio. In the fourth quarter, for the first time since the 2012 second quarter, we reached this inflection point. While we may not experience consistent growth on a linked quarter comparison going forward due to the seasonality of MF/CRE originations, we do believe that this net growth trend will continue and expect that the loan portfolio at the end of 2015 will be larger than the loan portfolio at the end of 2014."

The MF/CRE mortgage loan portfolio totaled $4.8 billion at December 31, 2014, an increase of $247.3 million and $677.4 million from September 30, 2014 and December 31, 2013, respectively, and represents 40% of the total loan portfolio. For the quarter and year ended December 31, 2014, MF/CRE loan originations totaled $388.0 million and $1.2 billion, respectively, compared to $325.2 million and $1.6 billion for the 2013 comparable periods. The MF/CRE loan production for the 2014 fourth quarter and year ended December 31, 2014 were originated with weighted average loan-to-value ratios of approximately 49% and 51%, respectively and weighted average debt coverage ratios of approximately 1.69 and 1.64, respectively. MF/CRE loan prepayments for the quarter and year ended December 31, 2014 totaled $105.9 million and $375.7 million, respectively, down from $125.1 million and $495.4 million for the comparable 2013 periods. At December 31, 2014, the MF/CRE pipeline totaled approximately $422.0 million.

The residential mortgage loan portfolio totaled $6.9 billion at December 31, 2014, compared to $8.0 billion at December 31, 2013. For the quarter and year ended December 31, 2014, residential loan originations for portfolio totaled $129.1 million and $455.9 million, respectively, compared to $158.2 million and $996.0 million for the comparable 2013 periods. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 66% and 69% at origination, respectively, for the quarter and year ended December 31, 2014. Residential loan prepayments for the quarter and year ended December 31, 2014 totaled $265.1 million and $1.1 billion, respectively, down significantly from $323.2 million and $2.3 billion for the comparable 2013 periods. At December 31, 2014, the residential mortgage pipeline totaled approximately $197.7 million.

Deposits totaled $9.5 billion at December 31, 2014, a decrease of $107.9 million and $350.4 million from September 30, 2014 and December 31, 2013, respectively. These decreases were primarily due to decreases in higher cost certificates of deposit, partially offset by net increases in lower cost core deposits. Core deposits totaled $6.8 billion, or 72% of total deposits, and had a weighted average rate of 11 basis points at December 31, 2014.

Stockholders' equity totaled $1.6 billion, or 10.10% of total assets at December 31, 2014, an increase of $60.6 million from December 31, 2013, primarily the result of undistributed net income, partially offset by a decrease in accumulated other comprehensive income to adjust our pension liability due to lower interest rates at year end. Astoria Bank's capital levels continue to be above the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes, with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 10.62%, 10.62%, 18.76% and 17.55%, respectively, at December 31, 2014. At December 31, 2014, Astoria Financial Corporation's tangible common equity ratio was 8.19%.

Asset Quality
NPLs, including troubled debt restructurings ("TDRs") of $68.4 million, totaled $127.8 million, or 1.07% of total loans, at December 31, 2014, compared to $332.0 million, including TDRs of $109.8 million, or 2.67% of total loans, at December 31, 2013. Included in the $127.8 million of NPLs at December 31, 2014 are $65.0 million of loans which are current or less than 90 days past due compared to $81.5 million at December 31, 2013. The significant decline in the NPLs at December 31, 2014 compared to December 31, 2013 includes the impact of the NPL sale which was completed during the 2014 third quarter.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:

(in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due(1)	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At December 31, 2012	$181.9	$13.7	$301.4	$315.1	$497.0
At December 31, 2013	$131.9	$81.5	$250.5	$332.0	$463.9
At December 31, 2014	$ 99.9	$65.0	$ 62.8	$127.8	$227.7

(1)	Includes loans which were current totaling $57.1 million at December 31, 2014, $70.6 million at December 31, 2013 and $11.1 million at December 31, 2012.

Selected Asset Quality Metrics (at December 31, 2014, except as noted)

($ in millions)	Residential	Multi- Family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 6,918.0	$ 3,915.4	$ 874.3	$ 249.7(1)	$ 11,957.4
Non-performing loans(2)	$ 100.2	$ 13.6	$ 8.0	$ 6.0	$ 127.8
NPLs/total loans	0.84%	0.11%	0.07%	0.05%	1.07%
Net (recoveries) charge-offs 4Q14	$ (0.2)	$ (0.1)	$ (0.3)	$ 0.2	$ (0.3)(3)
Net charge-offs YTD	$ 10.6(4)	$ 2.8	$ 2.8	$ 1.7	$ 17.9

(1)	Includes $223.3 million of home equity loans.
(2)	Includes $55.2 million of residential loans, $4.7 million of multi-family loans and $5.1 million of CRE loans, in each case, which were current or less than 90 days past due.
(3)	Does not foot due to rounding.
(4)	Includes $8.7 million of charge-offs related to the designation of NPLs as held-for-sale.

Future Outlook

Commenting on the Company's future outlook, Mr. Redman stated, "The results that we have reported continue to provide us with evidence that the path we have chosen to become a more fully diversified, full-service community bank is, indeed, the correct one. We are encouraged by the first net growth we have seen in the loan portfolio in the past nine quarters and our fourth consecutive year of double digit growth in business deposits. We believe that we will continue to grow these deposits in 2015 which will also provide us with some measure of interest rate sensitivity protection."

"With respect to our net interest margin, while we are pleased with the 7 basis point growth to 2.32% which we achieved for the full year 2014 compared to the full year 2013, given the headwinds created by the flattening of the yield curve in this continued low rate environment, we believe that our net interest margin for 2015 will be relatively flat compared to our 2014 net interest margin."

Earnings Conference Call January 29, 2015 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, January 29, 2015 at 10:00 a.m. (ET).   The toll-free dial-in number is (877) 709-8150.  A telephone replay will be available on January 29, 2015 from 1:00 p.m. (ET) through midnight Saturday, February 7, 2015 (ET).   The replay number is (877) 660-6853, ID# 13598079.  The conference call will also be simultaneously webcast on the Company's website www.astoriabank.com and archived for one year.

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.6 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.5 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	December 31,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$ 143,185	$ 121,950
Securities available-for-sale	384,359	401,690
Securities held-to-maturity
(fair value of $2,131,371 and $1,811,122, respectively)	2,133,804	1,849,526
Federal Home Loan Bank of New York stock, at cost	140,754	152,207
Loans held-for-sale, net	7,640	7,375
Loans receivable:
Mortgage loans, net	11,707,785	12,201,920
Consumer and other loans, net	249,663	240,146
	11,957,448	12,442,066
Allowance for loan losses	(111,600)	(139,000)
Total loans receivable, net	11,845,848	12,303,066
Mortgage servicing rights, net	11,401	12,800
Accrued interest receivable	36,628	37,926
Premises and equipment, net	111,622	112,530
Goodwill	185,151	185,151
Bank owned life insurance	430,768	423,375
Real estate owned, net	35,723	42,636
Other assets	173,138	143,490

TOTAL ASSETS	$ 15,640,021	$ 15,793,722

LIABILITIES
Deposits	$ 9,504,909	$ 9,855,310
Federal funds purchased	455,000	335,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,384,000	2,454,000
Other borrowings, net	248,691	248,161
Mortgage escrow funds	115,400	109,458
Accrued expenses and other liabilities	251,951	172,280

TOTAL LIABILITIES	14,059,951	14,274,209

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued
and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 99,940,399 and 98,841,960 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	897,049	894,297
Retained earnings	1,992,833	1,930,026
Treasury stock (66,554,489 and 67,652,928 shares, at cost, respectively)	(1,375,322)	(1,398,021)
Accumulated other comprehensive loss	(65,951)	(38,250)

TOTAL STOCKHOLDERS' EQUITY	1,580,070	1,519,513

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,640,021	$ 15,793,722

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Interest income:
Residential mortgage loans	$55,901	$66,796	$241,417	$289,790
Multi-family and commercial real estate mortgage loans	46,365	42,889	178,795	163,352
Consumer and other loans	2,204	2,186	8,532	8,797
Mortgage-backed and other securities	14,744	13,560	57,065	49,563
Interest-earning cash accounts	89	71	321	263
Federal Home Loan Bank of New York stock	1,443	1,518	6,220	6,665
Total interest income	120,746	127,020	492,350	518,430
Interest expense:
Deposits	12,499	14,451	51,355	62,617
Borrowings	24,323	25,804	98,707	113,911
Total interest expense	36,822	40,255	150,062	176,528

Net interest income	83,924	86,765	342,288	341,902
Provision for loan losses (credited) charged to operations	(2,316)	3,408	(9,469)	19,601
Net interest income after provision for loan losses	86,240	83,357	351,757	322,301
Non-interest income:
Customer service fees	8,477	9,068	35,710	36,786
Other loan fees	647	642	2,493	2,230
Gain on sales of securities	-	-	141	2,057
Mortgage banking income, net	664	3,181	3,326	13,241
Income from bank owned life insurance	2,198	2,193	8,476	8,404
Other	1,595	2,319	4,702	6,854
Total non-interest income	13,581	17,403	54,848	69,572
Non-interest expense:
General and administrative:
Compensation and benefits	36,183	34,427	138,177	133,689
Occupancy, equipment and systems	17,933	17,042	71,948	70,711
Federal deposit insurance premium	3,775	8,829	26,179	37,188
Advertising	3,277	175	12,450	6,400
Extinguishment of debt	-	-	-	4,266
Other	9,075	8,576	35,656	35,277
Total non-interest expense	70,243	69,049	284,410	287,531

Income before income tax expense	29,578	31,711	122,195	104,342
Income tax expense	6,319	11,559	26,279	37,749

Net income	23,259	20,152	95,916	66,593

Preferred stock dividends	2,193	2,193	8,775	7,214

Net income available to common shareholders	$21,066	$17,959	$87,141	$59,379

Basic earnings per common share	$0.21	$0.18	$0.88	$0.60

Diluted earnings per common share	$0.21	$0.18	$0.88	$0.60

Basic weighted average common shares outstanding	98,695,344	97,579,796	98,384,443	97,121,497
Diluted weighted average common shares outstanding	98,695,344	97,579,796	98,384,443	97,121,497

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

		For the Three Months Ended December 31,
			2014			2013
				Average			Average
		Average		Yield/	Average		Yield/
		Balance	Interest	Cost	Balance	Interest	Cost
				(Annualized)			(Annualized)
	Assets:
	Interest-earning assets:
	Mortgage loans (1):
	Residential	$7,025,076	$55,901	3.18%	$8,226,614	$66,796	3.25%
	Multi-family and commercial real estate	4,656,150	46,365	3.98	4,041,959	42,889	4.24
	Consumer and other loans (1)	247,896	2,204	3.56	243,375	2,186	3.59
	Total loans	11,929,122	104,470	3.50	12,511,948	111,871	3.58
	Mortgage-backed and other securities (2)	2,400,023	14,744	2.46	2,274,668	13,560	2.38
	Interest-earning cash accounts	121,297	89	0.29	103,503	71	0.27
	Federal Home Loan Bank stock	131,276	1,443	4.40	153,101	1,518	3.97
	Total interest-earning assets	14,581,718	120,746	3.31	15,043,220	127,020	3.38
	Goodwill	185,151			185,151
	Other non-interest-earning assets	693,567			691,767
	Total assets	$15,460,436			$15,920,138

	Liabilities and stockholders' equity:
	Interest-bearing liabilities:
	Savings	$2,253,841	284	0.05	$2,522,999	318	0.05
	Money market	2,346,770	1,632	0.28	1,937,387	1,237	0.26
	NOW and demand deposit	2,172,157	184	0.03	2,091,156	173	0.03
	Total core deposits	6,772,768	2,100	0.12	6,551,542	1,728	0.11
	Certificates of deposit	2,782,441	10,399	1.49	3,364,659	12,723	1.51
	Total deposits	9,555,209	12,499	0.52	9,916,201	14,451	0.58
	Borrowings	3,944,452	24,323	2.47	4,119,999	25,804	2.51
	Total interest-bearing liabilities	13,499,661	36,822	1.09	14,036,200	40,255	1.15
	Non-interest-bearing liabilities	366,078			406,268
	Total liabilities	13,865,739			14,442,468
	Stockholders' equity	1,594,697			1,477,670
	Total liabilities and stockholders' equity	$15,460,436			$15,920,138

	Net interest income/
	net interest rate spread (3)		$83,924	2.22%		$86,765	2.23%
	Net interest-earning assets/
	net interest margin (4)	$1,082,057		2.30%	$1,007,020		2.31%
	Ratio of interest-earning assets to
	interest-bearing liabilities	1.08x			1.07x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

		For the Twelve Months Ended December 31,
			2014			2013
				Average			Average
		Average		Yield/	Average		Yield/
		Balance	Interest	Cost	Balance	Interest	Cost

	Assets:
	Interest-earning assets:
	Mortgage loans (1):
	Residential	$7,509,317	$241,417	3.21%	$8,810,950	$289,790	3.29%
	Multi-family and commercial real estate	4,401,493	178,795	4.06	3,680,551	163,352	4.44
	Consumer and other loans (1)	241,556	8,532	3.53	253,465	8,797	3.47
	Total loans	12,152,366	428,744	3.53	12,744,966	461,939	3.62
	Mortgage-backed and other securities (2)	2,342,486	57,065	2.44	2,211,700	49,563	2.24
	Interest-earning cash accounts	107,977	321	0.30	95,892	263	0.27
	Federal Home Loan Bank stock	142,782	6,220	4.36	154,478	6,665	4.31
	Total interest-earning assets	14,745,611	492,350	3.34	15,207,036	518,430	3.41
	Goodwill	185,151			185,151
	Other non-interest-earning assets	682,583			748,080
	Total assets	$15,613,345			$16,140,267

	Liabilities and stockholders' equity:
	Interest-bearing liabilities:
	Savings	$2,364,679	1,182	0.05	$2,659,433	1,329	0.05
	Money market	2,187,718	5,527	0.25	1,824,729	5,646	0.31
	NOW and demand deposit	2,134,277	706	0.03	2,094,245	691	0.03
	Total core deposits	6,686,674	7,415	0.11	6,578,407	7,666	0.12
	Certificates of deposit	2,959,631	43,940	1.48	3,598,297	54,951	1.53
	Total deposits	9,646,305	51,355	0.53	10,176,704	62,617	0.62
	Borrowings	4,058,192	98,707	2.43	4,115,259	113,911	2.77
	Total interest-bearing liabilities	13,704,497	150,062	1.09	14,291,963	176,528	1.24
	Non-interest-bearing liabilities	341,246			428,920
	Total liabilities	14,045,743			14,720,883
	Stockholders' equity	1,567,602			1,419,384
	Total liabilities and stockholders' equity	$15,613,345			$16,140,267

	Net interest income/
	net interest rate spread (3)		$342,288	2.25%		$341,902	2.17%
	Net interest-earning assets/
	net interest margin (4)	$1,041,114		2.32%	$915,073		2.25%
	Ratio of interest-earning assets to
	interest-bearing liabilities	1.08x			1.06x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Selected Returns and Financial Ratios	(Annualized)
Return on average common stockholders' equity (1)	5.75%	5.33%	6.06%	4.50%
Return on average tangible common stockholders' equity (1) (2)	6.58	6.18	6.96	5.23
Return on average assets (1)	0.60	0.51	0.61	0.41
General and administrative expense to average assets	1.82	1.73	1.82	1.78
Efficiency ratio (3)	72.04	66.29	71.62	69.88
Net interest rate spread	2.22	2.23	2.25	2.17
Net interest margin	2.30	2.31	2.32	2.25

Selected Non-GAAP Returns and Financial Ratios (4)
Non-GAAP return on average common stockholders' equity (1)	4.60%	5.33%	4.97%	4.50%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	5.26	6.18	5.70	5.23
Non-GAAP return on average assets (1)	0.49	0.51	0.51	0.41

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current			$57,088	$70,644
30-59 days delinquent			5,429	8,228
60-89 days delinquent			2,461	2,596
90 days or more delinquent			62,834	250,534
Non-performing loans			127,812	332,002

Real estate owned			35,723	42,636

Non-performing assets			$163,535	$374,638

Net loan (recoveries) charge-offs	$(316)	$7,408	$17,931	$26,102

Non-performing loans/total loans			1.07%	2.67%
Non-performing loans/total assets			0.82	2.10
Non-performing assets/total assets			1.05	2.37
Allowance for loan losses/non-performing loans			87.32	41.87
Allowance for loan losses/total loans			0.93	1.12
Net loan (recoveries) charge-offs to average loans outstanding	(0.01)%	0.24%	0.15	0.20

Capital Ratios (Astoria Bank)
Tangible			10.62%	9.93%
Tier 1 leverage			10.62	9.93
Total risk-based			18.76	17.05
Tier 1 risk-based			17.55	15.79

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.16	$0.16
Book value per common share (5)			14.51	14.06
Tangible book value per common share (6)			12.66	12.19
Tangible common stockholders' equity/tangible assets (2) (7)			8.19%	7.72%
Mortgage loans serviced for others (in thousands)			$1,452,645	$1,504,654
Full time equivalent employees			1,594	1,540

(1)	Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.
(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three and twelve months ended December 31, 2014.
(5)	Book value per common share represents common stockholders' equity divided by outstanding common shares.
(6)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2014		At September 30, 2014		At December 31, 2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$6,828,547	3.35%	$7,050,355	3.38%	$7,802,898	3.48%
Multi-family and commercial real estate	4,765,201	3.79	4,523,597	3.86	4,089,025	4.02
Mortgage-backed and other securities (3)	2,518,163	2.80	2,419,363	2.83	2,251,216	2.87

Interest-bearing liabilities:
Savings	2,237,142	0.05	2,286,347	0.05	2,493,899	0.05
Money market	2,373,484	0.24	2,331,869	0.24	1,972,136	0.25
NOW and demand deposit	2,198,777	0.04	2,146,405	0.03	2,097,478	0.04
Total core deposits	6,809,403	0.11	6,764,621	0.11	6,563,513	0.11
Certificates of deposit	2,695,506	1.47	2,848,140	1.50	3,291,797	1.50
Total deposits	9,504,909	0.50	9,612,761	0.52	9,855,310	0.57
Borrowings, net	4,187,691	2.26	3,911,559	2.45	4,137,161	2.41

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	December 31, 2014
	GAAP	Adjustment (1)	Non-GAAP

Income before income tax expense	$29,578	$-	$29,578
Income tax expense	6,319	4,222	10,541

Net income	23,259	(4,222)	19,037

Preferred stock dividends	2,193	-	2,193

Net income available to common shareholders	$21,066	$(4,222)	$16,844

Basic and diluted earnings per common share	$0.21	$(0.04)	$0.17

	For the Twelve Months Ended
	December 31, 2014
	GAAP	Adjustment (1)	Non-GAAP

Income before income tax expense	$122,195	$-	$122,195
Income tax expense	26,279	15,709	41,988

Net income	95,916	(15,709)	80,207

Preferred stock dividends	8,775	-	8,775

Net income available to common shareholders	$87,141	$(15,709)	$71,432

Basic and diluted earnings per common share	$0.88	$(0.16)	$0.72

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The adjustment represents the effects of the New York State income tax legislation enacted on March 31, 2014, which, in accordance with GAAP, was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment, which adjustments in the 2014 fourth quarter includes the effects of the 2014 fourth quarter resolution of an income tax matter with New York State.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com